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                                                                       EXHIBIT 8


                            HOGAN & HARTSON L.L.P.
                                Columbia Square
                           555 Thirteenth Street, NW
                           Washington, DC 20004-1109
                               Tel (202) 637-5600
                               Fax (202) 637-5910

                                  May 28, 1996



The Mills Corporation
3000 K Street, N.W.
Suite 400
Washington, D.C.    20007

Ladies and Gentlemen:

                 We have acted as counsel to The Mills Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission on May 6, 1996, as amended through the date hereof (the "Registration Statement"). In connection with the filing of the Registration Statement, we have been asked to provide you with our opinion regarding certain federal tax matters related to the Company. Unless otherwise defined herein, capitalized terms used in this letter have the meaning set forth in the Registration Statement. BASIS FOR OPINIONS

                 The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history, and existing administrative rulings and practices of the Internal Revenue Service (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinions. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service or a court of competent jurisdiction, or of a contrary position by the Internal Revenue Service or the Treasury Department in regulations or rulings issued in the future.
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The Mills Corporation
May 28, 1996
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                 In rendering our opinions, we have examined the following
documents:  (1) the Registration Statement (including the exhibits thereto);
(2) the Limited Partnership Agreement of The Mills Limited Partnership (the "Operating Partnership"), dated April 21, 1994 and amended effective July 1, 1995; (3) the Amended and Restated Certificate of Incorporation of the Company, dated April 19, 1994 (the "Company Articles of Incorporation"); (4) organizational documents of MillsServices Corp. (the "Services Company"), Mainstreet Partners I, Inc., Premises Providers Inc., Potomac Mills Finance Corp., The Mills GP Inc., Washington Potomac Partners Corp., and Mills Grapevine Corporation, as in effect on the date hereof; (5) the stock ownership records for the Services Company, Mainstreet Partners I, Inc., Premises Providers Inc., Potomac Mills Finance Corp., The Mills GP Inc., Washington Potomac Partners Corp., and Mills Grapevine Corporation; (6) the Company's Annual Report on Form 10-K for the year ended December 31, 1995; (7) the form of limited partnership agreement used for the formation of the various limited partnerships in which the Operating Partnership and/or the Company owns an interest; (8) the form of limited liability operating agreement for the various limited liability companies in which the Operating Partnership and/or the Company owns an interest; and (9) the management agreements listed on Exhibit
A. The opinions set forth in this letter also are premised on certain written representations of the Company and the Operating Partnership contained in a letter to us of even date herewith (the "Management Representation Letter"). Collectively, the Company, the Operating Partnership, the Services Company, and the other entities in which the Company and/or the Operating Partnership own substantially all of the economic interests are sometimes referred to herein as the "Company Group Entities."

                 For the purposes of our opinions, we have not made an independent investigation of the facts set forth in the above referenced documents. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinions. Without limiting the foregoing, we have not undertaken to review and determine the tax status, as a partnership for federal income tax purposes, of each limited partnership and each limited liability company in which the Company and/or the Operating Partnership own an interest. Instead, we have, with your consent, relied upon your representations, set forth in the Management Representation Letter, as to the status of these entities for federal income tax
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The Mills Corporation
May 28, 1996
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purposes.  If any one or more of these entities were to be classified as an association taxable as a corporation for federal income tax purposes, that would preclude the Company from qualifying as a "real estate investment trust" for federal income tax purposes and therefore would have a material adverse impact on the opinions set forth herein.

                 In our review, we have assumed, with your consent, that all of the representations and statements set forth in the documents (including, without limitation, the Management Representation Letter) we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto, including obligations imposed under the Company Articles of Incorporation, have been and will be performed or satisfied in accordance with their terms. We also have assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made. Moreover, we have assumed that each of the Company Group Entities has been and will continue to be operated in the manner described in the relevant partnership agreement, articles (or certificate) of incorporation or other organizational documents and that, as represented by the Company, there are no agreements or understandings between the Company or the Operating Partnership, on the one hand, and Herbert S. Miller and Kan Am US, Inc. and/or their affiliates, on the other, that are inconsistent with Mr. Miller and Kan Am US, Inc. being considered to be both the record and beneficial owners of more than 90% of the outstanding voting stock of the Services Company.

                 We assume for the purposes of this opinion that the Company and the Service Company each is a validly organized and duly incorporated corporation under the laws of the State of Delaware, and that the Operating Partnership is a duly organized and validly existing limited partnership under the laws of the State of Delaware.

OPINIONS

                 Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that (1) the Company was organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust ("REIT") under the Code for its taxable years ending December 31, 1994 and December 31, 1995 and the Company's current organization and method of operation will enable it to continue to meet the requirements for qualification as a REIT; and (2) the discussion in the Registration Statement under the heading "Federal Income Tax Considerations" is correct in all material respects and fairly summarizes the federal income tax considerations that are likely to be material to a holder of Common Stock of the Company.





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The Mills Corporation
May 28, 1996
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                 We assume no obligation to advise you of any changes in our opinion subsequent to the delivery of this opinion letter. The Company's qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership. We have not undertaken to review the Company's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Company, the Operating Partnership, and the other Company Group Entities, the sources of their income, the nature of their assets, the level of the Company's distributions to its stockholders and the diversity of the Company's stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

                 This opinion letter has been prepared solely for your benefit in connection with the Registration Statement. This opinion may not be used or relied upon by any other person or for any other purpose and may not be disclosed, quoted, filed with any governmental agency or otherwise referred to without our prior written consent. Notwithstanding the foregoing, we hereby consent to the incorporation by reference of this opinion in the Registration Statement and to the use of the name of our firm therein.

                                                Very truly yours,

                                                /s/ HOGAN & HARTSON L.L.P.

                                                HOGAN & HARTSON L.L.P.





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                                   Exhibit A



1. Management Agreement Between Fashion Center Associates of Illinois No. 1 and Western Management Corporation, dated June 7, 1983, as amended.

2.       Management Agreement (Coopers Crossing), dated April 21, 1994.

3. Management Agreement Between Crosswinds Center Associates of St. Petersburg Limited Partnership and Western Management Corporation, dated as of June 29, 1987, as amended.

4. Management Agreement (Fashion Place), dated September 10, 1986, as amended.

5. Management Agreement Between Germantown Associates Limited Partnership and Western Management Corporation, dated June 3, 1981, as amended.

6.       Great Falls Management Agreement, dated July 25, 1979.

7. Management Agreement Between Gwinnett Market Fair Associates Limited Partnership and Western Management Corporation, dated as of July 10, 1986, as amended.

8.       Management Agreement (Liberty Plaza), dated April 21, 1994.

9. Property Management and Leasing Agreement - Montgomery Village I, dated September 30, 1982, as amended.

10. Management Agreement Between Mount Prospect Plaza Limited Partnership and Western Management Corporation, dated as of October 11, 1985, as amended.

11. Management Agreement (between Echo Hills Center Associates and Western Management Corporation) dated March 31, 1981, as amended.

12. Management Agreement Between Western Hills Associates Limited Partnership and Western Management Corporation, dated as of June 29, 1987, as amended.

13. Management Agreement Between Franklin Mills Associates Limited Partnership and Western Management Corporation, dated as of March 4, 1988, as amended.




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14.      Management and Leasing Agreement Between Gurnee Mills Limited
         Partnership and Management Associates Limited Partnership, dated as of November 25, 1992.

15.      Management Agreement for Gurnee Mills, dated April 30, 1991.

16. Amended and Restated Property Management and Leasing Agreement Between Kenwood Plaza Limited Partnership ("Owner") and Western Management Corporation, a Virginia Corporation ("Manager"), dated December 15, 1993.

17. Management Agreement Between Washington Outlet Mall Limited and Western Management Corporation, dated as of December 16, 1983, as amended.

18. Management Agreement Between Sunrise Mills Limited Partnership and Western Management Corporation, dated as of March 4, 1988, as amended.

19. Pushcart Management Agreement Between Mainstreet Retail Limited Partnership and Franklin Mills Associates Limited Partnership, dated as of February 12, 1993.

20. Pushcart Management Agreement Between Mainstreet Retail Limited Partnership and Kenwood Plaza Limited Partnership, dated as of May 14, 1993.

21. Pushcart Management Agreement Between Mainstreet Retail Limited Partnership and Washington Outlet Mall Limited Partnership, dated as of February 19, 1992, as amended.

22. Pushcart Management Agreement Between Mainstreet Retail Limited Partnership and Sunrise Mills Limited Partnership, dated as of May 14, 1993.

23. Pushcart Management Agreement Between Mainstreet Retail Limited Partnership and Gurnee Mills Limited Partnership, dated as of October 5, 1993.